Exhibit 10.2

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is dated and effective as of December 22, 2015, by and among (i) Pioneer Super Holdings, Inc., a Delaware corporation (the “Corporation”), and (ii) Advent-NCS Acquisition Limited Partnership (“Purchaser”).

RECITALS

WHEREAS, the Corporation desires to sell to Purchaser, and Purchaser desires to purchase from the Corporation, shares of the Corporation’s Common Stock, $0.01 par value per share (“Common Stock”), having the powers, privileges, designations, and preferences and the qualifications, limitations and restrictions on such preferences and rights, set forth in the Corporation’s Certificate of Incorporation, bylaws and Stockholders Agreement (as defined below), as amended from time to time, and subject to the terms, of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I:

ISSUANCE OF SHARES; CLOSING

1.1 Purchase and Sale of Shares. Subject to the terms of this Agreement, Purchaser agrees to purchase from the Corporation, and the Corporation agrees to sell and issue to Purchaser, 1,289,513 shares of the Corporation’s Common Stock (the “Purchased Shares”) for the purchase price of $28.66 per share (the “Purchase Price”) or an aggregate purchase price of $36,957,442.58 (the “Subscription Amount”).

1.2 Closing. Subject to the terms of this Agreement, the closing of the sale and purchase of the Purchased Shares under this Agreement (the “Closing”; such date, the “Closing Date”) shall take place immediately following the execution of this Agreement on the date hereof and immediately prior to, and in connection with, the Closing. The Closing shall occur at the offices of the Corporation, 19450 State Highway 249, Suite 200, Houston, TX 77070, or at such other place as determined by the parties.

1.3 Use of Proceeds. The Corporation shall use the Subscription Amount to make a partial prepayment of debt under that certain Credit Agreement, dated August 7, 2014 and amended April 15, 2015, by and among Pioneer Intermediate, Inc., Pioneer Investment, Inc. and its subsidiaries, the Lenders party thereto, and Wells Fargo Bank, N.A. as administrative agent.

ARTICLE II:

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

2.1 Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a) Existence and Good Standing. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b) Power; Validity and Enforceability. The Corporation has full power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Corporation has been duly and validly approved by the Corporation. This Agreement has been duly executed and delivered by the Corporation and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) No Consents. No consent, approval or authorization of any governmental authority is required in connection with the execution, delivery and performance by the Corporation of this Agreement.

(d) No Violation. Neither the execution and delivery of this Agreement by the Corporation, nor the issuance of the Purchased Shares, will (i) violate the Corporation’s organizational documents, if applicable, or (ii) violate in any material respect any order, writ, injunction or decree applicable to the Corporation or any of the Corporation’s assets.

(e) Issuance of the Purchased Shares. The Purchased Shares to be issued hereunder will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under the Stockholders Agreement).

ARTICLE III:

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Corporation, as of the date hereof and as of the Closing Date, as follows:

(a) Power; Validity and Enforceability. Purchaser has full power and authority to enter into and perform this Agreement. If Purchaser is an entity, the execution, delivery and performance of this Agreement by Purchaser has been duly and validly approved by Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) No Consents. No consent, approval or authorization of any governmental authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

(c) No Violation. Neither the execution and delivery of this Agreement by Purchaser, nor the acquisition of the Purchased Shares, will (i) violate Purchaser’s organizational documents, if applicable, or (ii) violate in any material respect any order, writ, injunction or decree applicable to Purchaser or any of Purchaser’s assets.

(d) Receipt of Information. Purchaser has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Purchased Shares and the merits and risks of investing in the Purchased Shares.

(e) No Representations or Warranties. Purchaser further acknowledges that, except as provided herein, it is acquiring the Purchased Shares without any representation or warranty, express or implied, at law or in equity, by the Corporation or any of its respective officers, managers, employees, Affiliates, Subsidiaries or advisors, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the business of the Corporation and its Subsidiaries in any manner, or (iii) the probable success or profitability of the business of the Corporation and its Subsidiaries.

(f) Prohibited Investment. The proposed acquisition of the Purchased Shares by Purchaser will not result in a violation in any material respect by Purchaser of any United States federal, state, foreign or other laws, rules or regulations (including, without limitation, anti-money laundering laws, rules and regulations) applicable to Purchaser.

(g) Prohibited Stockholders. Purchaser understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. Purchaser represents and warrants that it is not a person named on an OFAC list, nor is Purchaser a person with whom dealings are prohibited under any OFAC regulation.

(h) Investment Intent. The Purchased Shares to be acquired by Purchaser are being acquired for Purchaser’s own account or as a nominee for the applicable beneficial holder and without a view to the distribution of such Purchased Shares or any interest therein in violation of the Securities Act of 1933 (the “1933 Act”) or applicable state securities laws.

(i) No Registration. Purchaser understands that the Purchased Shares have not been registered under the 1933 Act or under the securities laws of any state. Purchaser understands that the Purchased Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act and all applicable state securities laws or an exemption therefrom.

(j) Eligibility. Purchaser is an “accredited investor” as defined in Regulation D promulgated under the 1933 Act and was not organized for the specific purpose of acquiring the Purchased Shares, unless such person qualifies as an “accredited investor” under subparagraph (a)(8) of Rule 501. Purchaser is familiar with the type of investment that the Purchased Shares constitute and recognizes that an investment in the Corporation involves substantial risks, including risk of loss of the entire amount of such investment. Purchaser can bear the economic risk of the purchase of the Purchased Shares and of the loss of the entire amount of its investment in the Purchased Shares.

(k) Lack of Liquidity. Purchaser confirms that Purchaser is able (i) to bear the economic risk of this investment, (ii) to hold the Purchased Shares for an indefinite period of time and (iii) presently to afford a complete loss of the investment. Purchaser further represents that Purchaser has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect Purchaser’s ability to provide for all current needs and possible financial contingencies, and that Purchaser’s commitment to all speculative investments (including this one, if Closing is consummated) is reasonable in relation to Purchaser’s net worth and annual income.

(l) Knowledge and Experience. Purchaser is a sophisticated investor, is familiar with the risks inherent in speculative investments such as in the Corporation, has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in the Corporation, and is able to bear the economic risk of the investment.

ARTICLE IV:

MISCELLANEOUS

4.1 Stock Certificate Legends. The certificates evidencing the Purchased Shares shall bear any legend required by any applicable federal or state securities law, the Stockholders Agreement and any other agreement to which Purchaser is a party providing for a legend.

4.2 Governing Law. The Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws thereof.

4.3 Amendments and Waivers. Amendments or additions to this Agreement may be made only upon the written consent of the Corporation and the written consent of Purchaser. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent default, either of similar or different nature, unless expressly so stated in such writing. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

4.4 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and the closing and the consummation of the transactions contemplated hereby.

4.5 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.6 Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected.

4.7 Consent to Jurisdiction. Each of the parties to this Agreement consents to submit to the exclusive personal jurisdiction of any state or federal court located in Delaware in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

4.8 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.9 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

(a) If to the Corporation:

c/o NCS Energy Services, Inc.

19450 State Highway 249, Suite 200

Houston, TX 77070

with a copy (which shall not constitute notice) to:

Advent International Corporation
75 State Street
Boston, MA 02109
Attention:	Gurinder Grewal and James Westra
Facsimile:	(617) 951-0566

(b) If to Purchaser:

c/o Advent International Corporation

75 State Street

Boston, MA 02109

Attention:	Gurinder Grewal and James Westra
Fascimile:	(617) 951-0566

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the third business day after the posting thereof.

4.10 Certain Interpretive Matters. Unless the context otherwise requires: (i) all references to Sections, are to Sections of this Agreement; (ii) each term defined in this Agreement has the meaning assigned to it; (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles; (iv) words in the singular include the plural and vice-versa; and (v) the term “including” means “including without limitation.” All references to laws in this Agreement will include any applicable amendments thereunder. All references to $ or dollar amounts will be to lawful currency of the United States.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first above written.

Very truly yours,

PURCHASER:

ADVENT-NCS ACQUISITION LIMITED PARTNERSHIP By: Advent-NCS GP LLC, its General Partner

/s/ Michael Ristaino

Name:	Michael Ristaino
Title:	President
Address:
c/o Advent International Corporation 75 State Street Boston, MA 02109

[Signature Page to Subscription Agreement]

CORPORATION:

PIONEER SUPER HOLDINGS, INC.

By:	/s/ Robert Nipper

Name:	Robert Nipper
Title:	President

[Signature Page to Subscription Agreement (NCS-Advent)]